BARK Reports Fiscal Second Quarter 2027 Results
Fiscal second quarter net revenue of $87.6 million exceeded guidance; net loss of $3.8 million;
Adjusted EBITDA of $2.0 million. Cash up $2.9 million sequentially to $19.0 million.

New York – November 5, 2026 – BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel dog brand with a mission to make all dogs happy, today reported financial results for the fiscal second quarter ended September 30, 2026.

Matt Meeker, Co-Founder and Chief Executive Officer, commented, “Our team delivered a strong fiscal second quarter, with revenue above the high end of our guidance range, and continued to make progress on the priorities we outlined at the start of the year. Commerce returned to growth, Subscriber Retention improved to 94%, and we put our marketing dollars to work where they were most efficient. We also made meaningful progress expanding our product offerings and retail presence, including the launch of Licksters, our new line of enrichment toys, and the shipment of two of the largest retail orders in BARK's history during our fiscal third quarter. Subsequent to quarter end, we reached a preliminary understanding to sell BARK Air’s assets and license the brand beginning January 1, 2027. The arrangement remains subject to definitive documentation and there is no assurance it will be completed. If completed, this arrangement would allow us to redirect capital to Commerce, our partnership pipeline, supply chain, and innovative products like Licksters. We believe the business remains on the right long-term trajectory.”

Fiscal Second Quarter 2027 Highlights
•Net revenue was $87.6 million, exceeding the high end of the Company’s guidance range of $83.0 million to $85.0 million. Compared to $107.0 million in the prior-year period, the year-over-year change was primarily due to the planned pullback in marketing spend and resulting smaller Direct To Consumer (“DTC”) subscriber base, partially offset by growth in the Commerce segment.
•Commerce net revenue was $25.7 million, compared to $24.8 million in the prior-year period, an increase of 3.6%, and represented 29.4% of total net revenue. The year-over-year growth was primarily due to strength across retail and marketplaces as BARK continued to expand with both new and existing retail partners.
•DTC net revenue was $61.8 million, compared to $82.1 million in the prior-year period, and contributed 70.6% of total net revenue as the Company focused on improving profitability and driving more efficient growth. Subscriber retention improved to 94% from 92% and Average Order Value increased to $31.40 from $30.87 compared to the prior-year period, reflecting continued improvement in the underlying quality of the subscriber base. Included in DTC net revenue was $3.5 million of net revenue from BARK Air.
•Gross profit was $51.6 million, compared to $62.0 million in the prior-year period. Gross margin increased approximately 100 basis points to 58.9% of net revenue.
•Net loss improved to $(3.8) million, or $(0.43) per basic and diluted share, compared to a net loss of $(10.7) million, or $(1.25) per basic and diluted share, in the prior-year period.
•Adjusted EBITDA, a non-GAAP financial measure, was $2.0 million, a $3.4 million improvement compared to $(1.4) million in the prior-year period, which was in line with the Company’s guidance range of $1.0 million to $3.0 million. See the Non-GAAP Financial Measures section of this press release for more information.

Balance Sheet and Cash Flow Highlights
Cash and cash equivalents as of September 30, 2026 totaled $19.0 million, an increase of $2.9 million compared to $16.1 million as of June 30, 2026. The $2.9 million sequential increase was primarily due to $4.7 million of net cash provided by operating activities, partially offset by $2.0 million of share repurchases under the Company’s share repurchase program. There was no outstanding debt as of September 30, 2026.

Inventory was $72.4 million as of September 30, 2026, unchanged compared to June 30, 2026. We expect to decrease inventory to free up cash in the second half of fiscal year 2027.

Fiscal Third Quarter and Full Year 2027 Financial Outlook
We are reaffirming the full year fiscal 2027 guidance we provided in June. For fiscal year 2027, the Company expects total net revenue in the range of $325.0 million to $340.0 million, and Adjusted EBITDA in the range of $7.0 million to $10.0 million.

For fiscal third quarter 2027, the Company expects net revenue in the range of $88.0 million to $92.0 million and Adjusted EBITDA of $1.0 million to $3.0 million.

The Company does not provide guidance for Net Income (Loss) due to the uncertainty and potential variability of certain items, including stock-based compensation expenses and related tax effects, which are the reconciling items between Net Income (Loss) and Adjusted EBITDA. Because such items cannot be calculated or predicted without unreasonable efforts, we are unable to provide a reconciliation of Adjusted EBITDA to Net Income (Loss). However, such items could have a significant impact on Net Income (Loss).

The guidance provided above constitutes forward-looking statements and actual results may differ materially. Please refer to the “Forward-Looking Statements” section below for information on the factors that could cause our actual results to differ materially from these forward-looking statements and “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA.

Conference Call and Webcast Details
BARK will host a conference call and webcast at 4:30 p.m. ET today, November 5, 2026, to discuss its fiscal second quarter 2027 results. The conference call can be accessed by dialing 1-833-461-5787 for U.S. participants and 1-585-542-9983 for international participants. The conference call passcode is 829576715. A live audio webcast of the call will be available at https://investors.bark.co/ and will be archived for one year. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company’s comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

About BARK
BARK is the world’s most dog-centric company, devoted to making all dogs happy with the best products, services, and content. BARK’s dog-obsessed team leverages its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2011, BARK loyally serves millions of dogs nationwide with BarkBox and Super Chewer, its themed toys and treats subscriptions; custom product collections through its retail partner network, including Target, Chewy, and Amazon; and BARK Air, the first air travel experience designed specifically for dogs first. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Forward-Looking Statements
This press release contains forward-looking statements relating to, among other things, the future performance of BARK that are based on the Company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including our strategies, plans, commitments, objectives and goals. Actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, risks relating to the uncertainty of the projected financial information with respect to BARK; spending on pets not increasing at projected rates; customers not increasing their spending with BARK; BARK’s ability to continue to convert social media followers and contacts into customers; BARK’s ability to successfully expand its product lines and services and channel distribution; competition and the uncertain effects of global or macroeconomic events or challenges, in particular the imposition of tariffs; and the possibility that the proposed transaction relating to BARK Air’s assets and brand is not yet completed on the anticipated terms or timeline, or at all.

More information about factors that could affect BARK's operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2026 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements.

Investor Relations Contact
investors@barkbox.com

Media Contact
press@barkbox.com
Scott Bisang / Ed Hammond / Quinn Conway
Collected Strategies
BARK-CS@collectedstrategies.com

BARK, INC.
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2026	2025	2026	2025
NET REVENUE	$87,563	$106,970	$166,376	$209,831
COST OF REVENUE	36,001	45,010	57,484	83,794
Gross profit	51,562	61,960	108,892	126,037
OPERATING EXPENSES:
General and administrative	46,351	57,221	94,121	114,473
Advertising and marketing	10,386	15,398	19,882	30,575
Total operating expenses	56,737	72,619	114,003	145,048
LOSS FROM OPERATIONS	(5,175)	(10,659)	(5,111)	(19,011)
INTEREST INCOME	573	678	835	1,486
INTEREST EXPENSE	(8)	(711)	(9)	(1,420)
OTHER INCOME—NET	765	20	1,184	1,243
NET LOSS BEFORE INCOME TAXES	(3,845)	(10,672)	(3,101)	(17,702)
PROVISION FOR INCOME TAXES	—	—	—	—
NET LOSS AND COMPREHENSIVE LOSS	$(3,845)	$(10,672)	$(3,101)	$(17,702)

Net loss per common share attributable to common stockholders—basic and diluted	$(0.43)	$(1.25)	$(0.35)	$(2.08)
Weighted average common shares used to compute net loss per share attributable to common stockholders—basic and diluted	8,927,848	8,538,105	8,852,146	8,499,488

BARK, INC.
DISAGGREGATED NET REVENUE
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net revenue
Direct to Consumer:
Toys & Accessories(1)	$30,435	$48,073	$69,556	$99,880
Consumables(1)	27,895	30,458	52,261	65,481
Other(2)	3,518	3,617	6,740	5,963
Total Direct to Consumer	$61,848	$82,148	$128,557	$171,324
Commerce	25,715	24,822	37,819	38,507
Total net revenue	$87,563	$106,970	$166,376	$209,831
1) The allocation between Toys & Accessories and Consumables includes estimates, and was determined utilizing data on stand-alone selling prices that the Company charges for similar offerings, and also reflects historical pricing practices.
2) Other Direct to Consumer revenue is primarily revenue from BARK Air.

BARK, INC.
GROSS PROFIT BY SEGMENT
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Direct to Consumer(1):
Net revenue	$61,848	$82,148	$128,557	$171,324
Cost of revenue	20,637	30,175	37,169	59,606
Gross profit	41,211	51,973	91,388	111,718
Commerce:
Net revenue	25,715	24,822	37,819	38,507
Cost of revenue	15,364	14,835	20,315	24,188
Gross profit	10,351	9,987	17,504	14,319
Consolidated:
Net revenue	87,563	106,970	166,376	209,831
Cost of revenue	36,001	45,010	57,484	83,794
Gross profit	$51,562	$61,960	$108,892	$126,037
1) Direct to Consumer includes revenue from BARK Air

BARK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	September 30,	September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,101)	$(17,702)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation & amortization	3,462	5,104
Impairment of assets	—	769
Non-cash lease expense	2,439	2,077
Gain on disposal of assets	(31)	—
Amortization of deferred financing fees and debt discount	—	231
Bad debt expense	35	74
Stock-based compensation expense	4,907	7,310
Change in provision for inventory obsolescence	(860)	871
Change in fair value of warrant liabilities and derivatives	—	(652)
Changes in operating assets and liabilities:
Accounts receivable	(7,998)	(7,540)
Inventory	4,009	(13,762)
Prepaid expenses and other current assets	721	(184)
Other noncurrent assets	306	(807)
Accounts payable and accrued expenses	4,050	4,319
Deferred revenue	(4,600)	(1,209)
Operating lease liabilities	(2,944)	(2,835)
Other liabilities	756	422
Net cash provided by (used in) operating activities	1,151	(23,514)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(184)	(2,560)
Proceeds from sale of property, plant & equipment	43	—
Net cash used in investing activities	(141)	(2,560)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of finance lease obligations	(82)	(116)
Proceeds from the exercise of stock options	—	21

Proceeds from issuance of common stock under ESPP	80	197
Tax payments related to the issuance of common stock	(1,323)	(1,116)
Proceeds from issuance of common stock	2,000	—
Excise tax from stock repurchases	—	20
Payments to repurchase common stock	(2,280)	(1,770)
Net cash used in financing activities	(1,605)	(2,764)

Effect of exchange rate changes on cash	(125)	(14)

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(720)	(28,852)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—BEGINNING OF PERIOD	25,166	97,531
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—END OF PERIOD	$24,446	$68,679

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Cash and cash equivalents	18,992	63,427
Restricted cash - prepaid expenses and other current assets	5,454	5,252
Total cash, cash equivalents and restricted cash	$24,446	$68,679

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Purchases of property and equipment included in accounts payable and accrued liabilities	$60	$241
Cash paid for interest	$9	$10

NONCASH INVESTING AND FINANCING ACTIVITIES:
Establishment of operating lease	$9,063	$—

BARK, INC.
CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)
(Unaudited)

	September 30,	March 31,
ASSETS	2026	2026

CURRENT ASSETS:
Cash and cash equivalents	$18,992	$19,282
Accounts receivable—net	20,280	12,318
Prepaid expenses and other current assets	13,766	14,599
Inventory	72,397	75,545
Total current assets	125,435	121,744
PROPERTY AND EQUIPMENT—NET	14,143	17,183
INTANGIBLE ASSETS—NET	1,391	1,569
OPERATING LEASE RIGHT-OF-USE ASSETS	31,107	24,799
OTHER NONCURRENT ASSETS	4,393	4,695
TOTAL ASSETS	$176,469	$169,990
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$25,698	$17,130
Operating lease liabilities, current	6,027	5,211
Accrued and other current liabilities	17,117	20,834
Deferred revenue	17,628	22,223
Total current liabilities	66,470	65,398
OPERATING LEASE LIABILITIES	37,769	32,466
OTHER LONG-TERM LIABILITIES	54	108
Total liabilities	104,293	97,972
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS’ EQUITY:
Common stock, par value $0.0001 per share—500,000,000 shares authorized; 8,915,246 and 8,683,336 shares issued and outstanding	1	1
Treasury stock, at cost, 1,082,459 and 865,161 shares, respectively	(28,780)	(26,500)
Additional paid-in capital	523,036	517,372
Accumulated deficit	(422,081)	(418,855)
Total stockholders’ equity	72,176	72,018
TOTAL LIABILITIES, AND STOCKHOLDERS’ EQUITY	$176,469	$169,990

BARK, INC.
KEY PERFORMANCE INDICATORS
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,

	2026	2025	2026	2025
Total Orders (in thousands)	1,858	2,544	3,889	5,363
Average Order Value	$31.40	$30.87	$31.32	$30.83
Direct to Consumer Gross Profit (in thousands)(1)	$40,907	$51,538	$91,323	$111,722
Direct to Consumer Gross Margin (1)	70.1%	65.6%	75.0%	67.6%
Subscriber Retention	94%	92%	93%	92%
1) Direct to Consumer Gross Profit and Direct to Consumer Gross Margin do not include the revenue or cost of revenue from BARK Air. Direct to Consumer gross margin for the six months ended September 30, 2026 includes a $5.2 million tariff refund related to fiscal year 2026.

Definitions of Key Performance Indicators

Total Orders

We define Total Orders as the total number of Direct to Consumer orders shipped in a given period. These include all orders across all of our product categories, regardless of whether they are purchased on a subscription, auto-ship, or one-off basis. Total Orders excludes orders from BARK Air. We use Total Orders as an indicator of customer interest and demand.

Average Order Value

Average Order Value (“AOV”) is Direct to Consumer revenue for the period divided by Total Orders for the same period. AOV excludes Direct to Consumer revenue from BARK Air. We use AOV to provide insight into customer spending patterns.

Subscriber Retention

We define Subscriber Retention as the number of active subscriptions during a particular month divided by the number of active subscriptions for the prior month. An active subscription excludes new subscriptions, i.e. subscriptions with an initial shipment in a particular month. To calculate the Subscriber Retention for any quarterly period, we average the monthly rates, weighted by each month's beginning subscription base. Subscriber Retention excludes BARK Air. We use Subscriber Retention to assess the durability of our subscription base.

BARK, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

We report our financial results in accordance with U.S. GAAP. However, management believes that Adjusted EBITDA and Adjusted EBITDA Margin, all non-GAAP financial measures (together the “Non-GAAP Measures”), provide investors with additional useful information in evaluating our performance.

We calculate Adjusted EBITDA as net loss, adjusted to exclude: (1) interest income, (2) interest expense, (3) depreciation and amortization, (4) stock-based compensation expense, (5) change in fair value of warrants and derivatives, (6) capitalized cloud computing amortization, (7) sales and use tax income, (8) restructuring charges related to reduction in force payments, (9) litigation expenses (consisting of legal and related fees for a specific proceeding that is outside of our ordinary course of business), (10) warehouse restructuring costs, (11) non-cash impairment of previously capitalized software and cloud computing implementation costs, (12) technology modernization costs, (13) IEEPA tariffs, and (14) other items (as defined below).

We calculate Adjusted EBITDA Margin by dividing Adjusted EBITDA for the period by revenue for the period.

The Non-GAAP Measures are financial measures that are not required by, or presented in accordance with U.S. GAAP. We believe that the Non-GAAP Measures, when taken together with our financial results presented in accordance with U.S. GAAP, provide meaningful supplemental information regarding our operating performance and facilitate internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Non-GAAP Measures are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

The Non-GAAP Measures are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of the limitations of the Non-GAAP Measures include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) Adjusted EBITDA and Adjusted EBITDA Margin do not consider the impact of stock-based compensation expense, which is an ongoing expense for our company, and (4) Adjusted EBITDA and Adjusted EBITDA Margin do not reflect other non-operating expenses, including interest expense. In addition, our use of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies because they may not calculate the Non-GAAP Measures in the same manner, limiting their usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider the Non-GAAP Measures alongside other financial measures, including our net loss and other results stated in accordance with U.S. GAAP.

Adjusted EBITDA

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP, and the calculation of net loss margin and Adjusted EBITDA margin for the periods presented:

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)		(in thousands)
Net loss	$(3,845)	$(10,672)	$(3,101)	$(17,702)
Interest income	(573)	(678)	(835)	(1,486)
Interest expense	8	711	9	1,420
Depreciation and amortization expense	1,648	2,585	3,462	5,104
Stock compensation expense	2,112	3,716	4,907	7,310
Change in fair value of warrants and derivatives	—	130	—	(652)
Cloud computing amortization (1)	829	493	1,631	914
Sales and use tax income (2)	—	(87)	—	(327)
Restructuring (3)	157	—	157	423
Litigation expenses (4)	1,110	111	2,423	287
Warehouse restructuring costs (5)	421	942	954	1,668
Impairment of assets	—	769	—	769
Technology modernization (6)	—	399	—	723
IEEPA tariffs (7)	—	—	(7,363)	—
Other items (8)	139	143	358	200
Adjusted EBITDA	$2,006	$(1,438)	$2,602	$(1,349)
Net loss margin	(4.39)%	(9.98)%	(1.86)%	(8.44)%
Adjusted EBITDA margin	2.29%	(1.34)%	1.56%	(0.64)%

(1)Amortization of capitalized software implementation costs that is not included in depreciation and amortization.
(2)Sales and use tax income relates to recording a liability for sales and use tax we did not collect from our customers. Historically, we had collected state or local sales, use, or other similar taxes in certain jurisdictions in which we only had physical presence. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, we recorded a liability in those periods in which we created economic nexus based on each state’s requirements. We now collect, remit, and report sales tax in all states that impose a sales tax. Subsequently, as certain of these liabilities are waived by tax authorities or the applicable statute of limitations expires, the related accrued liability is reversed.
(3)Related to reductions in force, including severance paid and retention bonuses tied to those separations.
(4)Litigation expenses related to a shareholder class action complaint, see Part II, Item 1. Legal Proceedings.
(5)Consists of costs associated with redesigning certain warehouses to support the Company’s current business model.
(6)Includes consulting fees related to technology transformation activities, and payroll costs for employees that dedicate significant time to this project. We believe that these costs are discrete and non-recurring in nature, as they mainly relate to a one-time unification of our product offerings on our new commerce platform. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business.
(7)Refunds of previously paid tariffs under the International Emergency Economic Powers Act, see “Global Events, Conditions and Challenges” in Part I, Item 2, Management’s Discussion and Analysis.
(8)Other items consisted primarily of executive transition costs, including recruiting costs, of $0.1 million for each of the three months ended September 30, 2026 and 2025, and $0.4 million and $0.1 million for the six months ended September 30, 2026 and 2025, respectively, as well as less than $0.1 million of share repurchase program costs in the six months ended September 30, 2025.